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                                                                    EXHIBIT 11.1

                           MULTICOM PUBLISHING, INC.

                       COMPUTATION OF NET LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARES

                                                                     YEAR ENDED        YEAR ENDED
                                                                    JUNE 30, 1996     JUNE 30, 1997
                                                                    -------------     -------------
Net loss before extraordinary items...............................   $ (4,090,853)     $ (5,637,381)
Extraordinary items...............................................             --        (1,302,473)
                                                                      -----------       -----------
Net loss..........................................................     (4,090,853)       (6,939,854)
Dividends on Preferred Stock......................................             --          (133,464)
                                                                      -----------       -----------
Net loss available for common shareholders........................   $ (4,090,853)     $ (7,073,318)
                                                                      ===========       ===========
Applicable common shares:
  Average outstanding during the period...........................      3,409,434         5,960,243
  Average mandatorily redeemable stock outstanding during the
     period.......................................................        825,000                --
  Outstanding stock options(1)....................................        683,051                --
                                                                      -----------       -----------
Weighted average number of common shares and common share
  equivalents outstanding.........................................      4,917,485         5,960,243
                                                                      ===========       ===========
Net loss before extraordinary items per common share..............   $       (.83)     $       (.97)
Extraordinary items per common share..............................             --              (.22)
                                                                      -----------       -----------
Net loss per common share.........................................   $       (.83)     $      (1.19)
                                                                      ===========       ===========

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(1) Based on the treasury stock method.